Exhibit 4.2

LOCK-UP AGREEMENT

This Lock-Up Agreement (the "Lock-Up Agreement"), is made as of January 31, 2022.

BETWEEN:
VERANO HOLDINGS CORP., a corporation existing under the laws of the Province of British Columbia (hereinafter referred to as the "Purchaser")
- and -
Dr. Kyle Kingsley, an individual residing in the State of Minnesota (hereinafter referred to as the "Shareholder")

1.	Reference is made to the arrangement agreement (the "Arrangement Agreement") to be entered into, concurrently with this Lock-Up Agreement, between the Purchaser and Goodness Growth Holdings, Inc. (the "Company") contemplating a plan of arrangement under the provisions of the Business Corporations Act (British Columbia), the result of which will be the acquisition by the Purchaser of all of the issued and outstanding shares of the Company.

2.	All capitalized terms not otherwise defined herein have the meaning given to them in the Arrangement Agreement, as such agreement may be amended from time to time.

3.	In consideration for the Company Shares acquired by the Purchaser pursuant to the Plan of Arrangement, the Company Shareholders will receive class A subordinate voting shares in the capital of the Purchaser ("Purchaser Shares") (the Purchaser Shares and all securities convertible or exercisable into Purchaser Shares to be issued to the Shareholder pursuant to the Arrangement Agreement and Plan of Arrangement together with all Purchaser Shares to be issued upon the conversion or exchange of any such securities being herein referred to as the "Covered Securities").

4.	As a condition to its willingness to enter into the Arrangement Agreement and in order to induce the Purchaser to enter into the Arrangement Agreement, the Shareholder has agreed to execute and deliver this Lock-Up Agreement and to make certain representations, warranties, covenants and agreements with respect to the Covered Securities.

5.	In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholder will not, without the prior written consent of the Purchaser, directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of, or offer or grant any option or right or enter into any contract, or publicly announce any intention to do any of the foregoing with respect to any Covered Securities, whether owned directly or indirectly, by the Shareholder or under the control or direction of the Shareholder or with respect to which the Shareholder has beneficial ownership, or enter into any transaction or arrangement that has the effect of transferring, in whole or in part, any of the economic consequences of ownership of the Covered Securities, whether such transaction is settled by the delivery of Covered Securities or other Purchaser

Shares, other securities, cash or otherwise, except such Covered Securities that are released in accordance with the Release Schedule (as defined below).

6.	The Covered Securities shall be released from this Lock-Up Agreement in accordance with the table set out in Schedule "A" (the "Release Schedule"). Schedule "A" is hereby incorporated into and forms an integral part of this Lock-Up Agreement.

7.	The Shareholder acknowledges that stop transfer instructions shall be placed with the Purchaser's transfer agent and registrar related to such transfer restrictions that have not been released in accordance with this Lock-Up Agreement, except for transfers made in accordance with this Lock-Up Agreement. If any Covered Securities are certificated, such certificates may be stamped, imprinted or notated with a restricted legend referring to this Lock-Up Agreement and the transfer restrictions set forth in this Lock-Up Agreement. In addition to the contractual transfer restrictions set forth in this Lock-Up Agreement, the Covered Securities may be subject to additional transfer restrictions under applicable Canadian or United States securities laws.
8.	Section 5 above shall not apply to (a) transfers occurring by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, provided, in each case, that any such transferee shall first execute a lock-up agreement in substantially the form hereof covering the remainder of the locked-up Covered Securities subject to the Release Schedule, (b) transfers of Covered Securities as a bona fide gift, by will or intestacy, to a family member or trust for the benefit of a family member, or, for estate planning purposes, to a company, trust, or other entity owned by or maintained for the benefit of the Shareholder provided, in each case, that any such transferee shall first execute a lock-up agreement in substantially the form hereof covering the remainder of the locked-up Covered Securities subject to the Release Schedule, (c) transfers made pursuant to a bona fide take-over bid or similar transaction made after the Effective Date to all holders of Purchaser Shares, including without limitation, a merger, arrangement or amalgamation, involving a change of control of the Purchaser, and provided that in the event such take-over or acquisition transaction is not completed, the Covered Securities shall remain subject to the restrictions contained in this Lock-Up Agreement, and (d) transfers resulting from the death, dissolution or bankruptcy of a holder of the Covered Securities, provided that the Covered Securities shall remain subject to the restrictions contained in this Lock-Up Agreement.
9.	The Shareholder represents, warrants and covenants that:
a)	the Shareholder has full power and authority to enter into this Lock-Up Agreement and understands that, upon the reasonable request of the Purchaser the Shareholder will execute any additional documents necessary or desirable in connection with the enforcement of this Lock-Up Agreement;

b)	this Lock-Up Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms, subject to laws of general application and bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general principles of equity;

c)	neither the execution and delivery of this Lock-Up Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor the compliance by the Shareholder with any of the provisions hereof will:

i.	conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on the properties or assets of the Shareholder pursuant to any contract to which the Shareholder is a party or by which the Shareholder or any of its assets or properties is bound;

ii.	require on the part of it any filing with (other than pursuant to the requirements of applicable securities laws), or permit, waiver, notification, authorization, exemption, registration, licence, consent or approval of, any governmental body or any other person; or

iii.	violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of the Shareholder’s properties or assets;

d)	there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any governmental body, or, to the Shareholder’s knowledge threatened against it or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Lock-Up Agreement. There is no order of any governmental body against the Shareholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Lock-Up Agreement, or that could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Lock-Up Agreement;

e)	the Shareholder has the sole power to agree to the matters set forth herein, with respect to the Covered Securities; and

f)	the Shareholder has not previously granted or agreed to grant any power of attorney or attorney in fact, proxy or other right in respect of the Covered Securities or entered into any other agreement with respect to the right to give consents or approvals of any kind as to the Covered Securities except those which are no longer of any force or effect or that could not reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Lock-Up Agreement.
10.	The Purchaser represents and warrants that:
a)	the Purchaser has been duly formed and is validly existing under the laws of the Province of British Columbia and has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

b)	the execution and delivery of this Agreement and the completion by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or the completion by the Purchaser of the transactions contemplated hereby; and

c)	this Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and the discretion that court may exercise in the granting of equitable remedies such as specific performance and injunction.

11.	The Shareholder agrees that the details of this Lock-Up Agreement may be described in any press release, information circular or other communication prepared by the Company or the Purchaser in connection with the Arrangement and in any material change report or similar documents prepared by the Company or the Purchaser in connection with the execution and delivery of this Lock-Up Agreement and further agrees to this Lock-Up Agreement being made publicly available, including by filing on SEDAR and/or EDGAR, in accordance with applicable securities laws.

12.	The Shareholder understands that this Lock-Up Agreement is irrevocable and shall be binding upon the Shareholder's legal representatives, successors, and permitted assigns, and shall enure to the benefit of the Purchaser and its legal representatives, successors and assigns.

13.	The Shareholder acknowledges that irreparable damage would occur if the transfer restrictions contained in this Lock-Up Agreement were not performed in accordance with the terms hereof and Purchaser is entitled to seek specific performance and injunctive relief with respect to such transfer restrictions, in addition to any other equitable or monetary remedies to which it is entitled at law or in equity.

14.	This Lock-Up Agreement shall terminate automatically, without any required notice, upon the earliest to occur of: (i) the date upon which the Shareholder and the Purchaser mutually agree to terminate this Lock-Up Agreement; (ii) the date on which the Arrangement Agreement is validly terminated in accordance with its terms; and (iii) the date immediately following the last release date in the Release Schedule.

15.	This Lock-Up Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and may be executed by facsimile or PDF signature and as so executed shall constitute an original.

16.	Any notice, direction or other communication given regarding the matters contemplated by this Lock-Up Agreement (each a "Notice") must be in writing, sent by personal delivery, courier or electronic mail (read receipt requested) and addressed:
(a)	to the Purchaser:

Verano Holdings Corp.

415 North Dearborn Street, 4th Floor

Chicago, Illinois

60654

Attention: George Archos, Chairman and Chief Executive Officer

E-mail:[REDACTED]

with a copy (which shall not, on its own, be considered adequate notice) to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, Ontario M5K 0A1

Attention: Ora Wexler / Eric Foster
Email:[REDACTED]

(b)	to the Shareholder:

Goodness Growth Holdings, Inc.

207 South 9th Street

Minneapolis, Minnesota

55402

Attention:Kyle E. Kingsley, Chief Executive Officer and Chairman

E-mail:[REDACTED]

with a copy (which shall not, on its own, be considered adequate notice) to:

DLA Piper (Canada) LLP
100 King Street West, Suite 6000
Toronto, Ontario M5X 1E2

Attention: Russel Drew

Email:[REDACTED]

and to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020

Attention: Christopher Giordano
E-mail:[REDACTED]

A Notice is deemed to be given and received if sent by personal delivery, courier or electronic mail, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the

Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.

17.	Except as otherwise agreed to in writing, this Lock-Up Agreement supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Lock-Up Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto.

[Signature Page Follows]

This Lock-Up Agreement has been entered into on the date first written above.

Yours very truly,

(Signed) “Kyle Kingsley”
Dr. Kyle Kingsley

Acknowledged by the Purchaser on the date first written above.

VERANO HOLDINGS CORP.
By:	(Signed) “Darren Weiss”
Name: Darren Weiss
Title: Chief Operating Officer and General Counsel

SCHEDULE "A"

RELEASE SCHEDULE

Release Dates	Percentage of Initial Aggregate Covered Securities Available for Release
Immediately upon Effective Date	20%
3 months from Effective Date	20%
6 months from Effective Date	20%
9 months from Effective Date	20%
12 months from Effective Date	20%
TOTAL	100%